Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The Unaudited Pro Forma Combined Consolidated Financial Statements, or the pro forma financial statements, combine the historical consolidated financial statements of the Company and Albany Chicago to illustrate the effects of the acquisition. The pro forma financial statements were based on, and should be read in conjunction with, the:

•	accompanying notes to the Unaudited Pro Forma Combined Consolidated Financial Statements;

•	consolidated financial statements of the Company for the year ended October 31, 2012 and the notes relating thereto, included in the Company's Annual Report on Form 10-K;

•	audited consolidated financial statements of Albany Chicago Company LLC ("Albany Chicago") for the year ended October 31, 2012 and the notes relating thereto, including elsewhere in this Form 8-K/A.

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition; (2) factually supportable and (3) with respect to the proforma statements of income, expected to have a continuing impact on the combined results.

The unaudited pro forma combined consolidated statements of income for the fiscal year ended October 31, 2012 gives effect to the acquisition as if it had been completed on November 1, 2011, the first day of the Company's fiscal year 2012. The Company's audited consolidated statement of income for the fiscal year ended October 31, 2012 has been combined with Albany Chicago's audited statement of operations for the fiscal year then ended.

A pro forma balance sheet is not included in this filing as the combined consolidated balance sheet was included in the Company's Form 10-Q for the period ended January 31, 2013 filed on March 1, 2013, which included the impact of the acquisition and the related disclosures.

The unaudited pro forma combined consolidated financial information was prepared in accordance with the regulations of the U.S. Securities and Exchange Commission. The pro forma adjustments reflecting the completion of the transaction are based upon the acquisition method of accounting in accordance with Accounting Standards Codification ("ASC") Subtopic ASC 805-10, "Business Combinations," and the fair value concepts set forth in ASC Subtopic 820-10, "Fair Value Measurements and Disclosures" and upon the assumptions set forth in the notes to the unaudited pro forma combined consolidated financial information. The unaudited pro forma combined consolidated financial information has been adjusted to reflect the preliminary allocation of the estimated purchase price to identifiable net assets acquired, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. The Company believes the amount of goodwill resulting from the purchase price allocation is attributable to the workforce of the acquired business (which is not eligible for separate recognition as an identifiable intangible asset) and the expected synergies expected after the Company's acquisition of Albany Chicago. Amounts preliminarily allocated to tangible and intangible assets with definite lives may change, which could result in a material change in amortization of such assets. The final allocation of the purchase price will be determined after completion of an analysis of the fair value of Albany Chicago's assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.

The pro forma financial statements have been presented for informational purposes only and are not necessarily indicative of what the combined company's results of operations would have been had the acquisition been completed on the date indicated. The Company has incurred and expects to incur additional cost to integrate the Company's and Albany Chicago's businesses. The pro forma statements do not reflect the cost of any integration activities or benefits that may result from any operating efficiencies, cost savings, revenue enhancements or other synergies that may be achieved by the combined companies. In addition, certain nonrecurring expenses expected to be incurred within the first twelve months after the completion of the transaction are also not reflected in the pro forma statements. The pro forma statements do not purport to project the future results of operations of the combined company.

SHILOH INDUSTRIES, INC. AND ALBANY-CHICAGO COMPANY LLC
UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME
For the Year Ended October 31, 2012
(Amounts in thousands, except per share data)

	Shiloh Industries, Inc.	Albany-Chicago Company LLC	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined

Revenues	$586,074	$72,439	—		$658,513
Cost of sales	535,339	64,742	534	(a)	600,615
Gross profit	50,735	7,697	(534)		57,898
Selling, general and administrative expenses	27,519	3,439	936	(b)	31,894
Asset recovery	(834)	—	—		(834)
Restructuring recovery	(30)	—	—		(30)
Operating income	24,080	4,258	(1,470)		26,868
Interest expense	1,525	548	946	(c)	3,019
Interest income	—	35	(35)	(d)	—
Other income (expense), net	(48)	7	—		(41)
Income before income taxes	22,507	3,752	(2,451)		23,808
Provision for income taxes	8,981	—	519	(e)	9,500
Net income	$13,526	$3,752	(2,970)		$14,308
Earnings per share:
Basic earnings per share	$0.80				$0.85
Basic weighted average number of common shares	16,813				16,813
Diluted earnings per share	$0.80				$0.85
Diluted weighted average number of common shares	16,904				16,904

The accompanying notes are an integral part of these unaudited pro forma combined consolidated financial statements.

NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, except per share data)

Note 1—Description of Transaction

On December 28, 2012, the Company, through a wholly-owned subsidiary, entered into and consummated the transactions contemplated by a Membership Interest Purchase Agreement, dated December 28, 2012 (the "Purchase Agreement"), among the subsidiary and all of the equity owners of Albany Chicago, a producer of aluminum die cast and machined parts for the motor vehicle industry.

The Company acquired Albany Chicago in order to further our investment in light weighting technologies and expand the diversity of our customer base, product offering and geographic footprint. Albany Chicago's results of operations are reflected in the Company's consolidated statements of income from the acquisition date.

The aggregate fair value of consideration transferred in connection with the Purchase Agreement was $56,792 ($56,337 net of cash acquired), which was settled in cash on the date of acquisition. Of this amount, $3,000 in cash was placed into escrow, and will serve as security for any indemnification claims made by the Company under the Purchase Agreement.

Note 2—Basis of Pro Forma Presentation

The accompanying unaudited pro forma combined consolidated statements of income for the fiscal year ended October 31, 2012 gives effect to the acquisition as if it had been completed on November 1, 2011, the first day of the Company's fiscal year 2012. The Company's audited consolidated statement of income for the fiscal year ended October 31, 2012 has been combined with Albany Chicago's audited statement of operations for the fiscal year then ended.

A pro forma balance sheet is not included in this filing as the combined consolidated balance sheet was included in the Company's Form 10-Q for the period ended January 31, 2013 filed on March 1, 2013, which included the impact of the acquisition and the related disclosures.

The pro forma financial statements have been derived from the historical consolidated financial statements of the Company and the historical financial statements of Albany Chicago. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the pro forma financial statements.

The unaudited pro forma combined financial information was prepared in accordance with the regulations of the U.S. Securities and Exchange Commission. The pro forma adjustments reflecting the completion of the transaction are based upon the acquisition method of accounting in accordance with Accounting Standards Codification ("ASC") Subtopic ASC 805-10, "Business Combinations," and the fair value concepts set forth in ASC Subtopic 820-10, "Fair Value Measurements and Disclosures" and upon the assumptions set forth in the notes to the unaudited pro forma combined financial information. The unaudited pro forma combined financial information has been adjusted to reflect the preliminary allocation of the estimated purchase price to identifiable net assets acquired, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. The Company believes the amount of goodwill resulting from the purchase price allocation is attributable to the workforce of the acquired business (which is not eligible for separate recognition as an identifiable intangible asset) and the expected synergies expected after the Company's acquisition of Albany Chicago. Amounts preliminarily allocated to tangible and intangible assets with definite lives may change, which could result in a material change in amortization of such assets. The final allocation of the purchase price will be determined after completion of an analysis of the fair value of Albany Chicago's assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.

The pro forma financial statements have been presented for informational purposes only and are not necessarily indicative of what the combined company's results of operations would have been had the acquisition been completed on the date indicated. The Company has incurred and expects to incur additional cost to integrate the Company's and Albany Chicago's businesses. The pro forma statements do not reflect the cost of any integration activities or benefits that may result from any operating efficiencies, cost savings, revenue enhancements or other synergies that may be achieved by the combined companies. In addition, certain nonrecurring expenses expected to be incurred within the first twelve months after the completion of the transaction are also not reflected in the pro forma statements. The pro forma statements do not purport to project the future results of operations of the combined company.

Note 3—Purchase Price Allocation

The acquisition of Albany Chicago has been accounted for using the acquisition method in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 805, Business Combinations. Assets acquired and liabilities assumed were recorded at their estimated fair values as of the acquisition date. The fair values of identifiable intangible assets were based on valuations using the income approach and estimates provided by management. The excess of the purchase price over the estimated fair values of the tangible assets, identifiable intangible assets and assumed liabilities was recorded as goodwill. The allocation of the purchase price is based upon a valuation of certain assets acquired and liabilities assumed. The preliminary purchase price allocation was as follows:

Cash and cash equivalents	$455
Accounts receivable	9,179
Inventory	2,711
Prepaid assets and other	1,851
Property, plant and equipment	28,688
Intangible assets	11,524
Other non-current assets	67
Deferred tax asset	1,235
Goodwill	7,521
Accounts payable and other	(6,439)
Net assets acquired	$56,792

The purchase price allocation is provisional, pending completion of the valuation of acquired intangible assets, property, plant and equipment, and inventories. The Company is utilizing a third party to assist in the fair value determination of certain components of the purchase price allocation, namely property, plant and equipment and intangible assets. The final valuation may change the allocation of the purchase price, which could affect the fair values assigned to the assets.

The Company believes the amount of goodwill resulting from the purchase price allocation is attributable to the workforce of the acquired business (which is not eligible for separate recognition as an identifiable intangible asset) and the expected synergies expected after the Company's acquisition of Albany Chicago. All of the goodwill was allocated to the Company's Albany Chicago subsidiary. The total amount of goodwill expected to be deductible for tax purposes is $5,205 and is estimated to be deductible over approximately 15 years.

Of the $11,524 of acquired intangible assets, $8,906 was assigned to customers that have a useful life of approximately 15 years and $1,877 was assigned to trade names with an estimated useful life of approximately 15 years, and $741 was assigned to non-competition agreements with an estimated useful life of approximately 2 years. The fair values assigned to identifiable intangible assets acquired has been determined primarily by using the income approach, which discounts expected future cash flows to present value using estimates and assumptions determined by management. The amounts assigned to intangible assets were based on management's preliminary estimate of the fair value.

Note 4—Pro Forma Adjustments

The pro forma adjustments included in the pro forma financial statements are as follows:

(a)     Represents the following components

•	An increase of $534 in cost of goods sold for the year ended October 31, 2012, resulting from depreciation expense relating to the fair values of acquired property and equipment.

(b)     Represents the following components

•	An increase of $974 in selling, general and administrative expenses for the year ended October 31, 2012, resulting from amortization expense relating to the fair values of acquired intangibles.

•
A reduction of $17 in selling, general and administrative expenses for the year ended October 31, 2012, resulting from depreciation expense related to the fair values of acquired property and equipment.

•	A reduction of $21 in selling, general and administrative expenses for the year ended October 31, 2012 related to the elimination of deferred bank fees for Albany Chicago.

(c)     Represents the following components

•	Eliminates the historical interest expense of Albany Chicago of $548.

•
An increase in interest expense of $1,560 from the Company's Second Amendment Agreement (the "Second Amendment") to the amended and restated Credit and Security Agreement (based on LIBOR in effect on November 1, 2011).

•	A reduction of $67 for amortization of the deferred financing costs related to the Second Amendment as a result of the commitment date being extended until December 25, 2017.

(d)     Represents the following components

•	Eliminates the historical interest income of Albany Chicago of $35

(e)     Represents the following components

•
Represents the tax impact of $466 for income taxes utilizing the Company's effective tax rate for the period of 39.9% for Albany Chicago's income before income taxes and for the tax impact of the pro forma adjustments.